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EXHIBIT (5.2)(23)









                                           January 31, 1997


Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO  63101


   Re:  Registration Statement on Form S-8 Relating to 5,000,000
        Shares of Common Stock, Par Value $.01 Per Share, To Be
        Issued Pursuant to the Ralcorp Holdings, Inc. Savings Investment Plan

Gentlemen:

I am Vice President and Director of Tax and Benefits of Ralcorp Holdings, Inc. (the "Company") and have represented the Company in connection with the Ralcorp Holdings, Inc. Stock Purchase and Savings Investment Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that the Plan is in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974 as amended ("ERISA").

I consent to the filing of this Opinion with the Plan's registration statement.



                                           Sincerely,


                                           William E. Taylor
                                           Vice President & Director
                                           of Tax and Benefits





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